Exhibit 4.8

COMBINED

PLACEMENT ACCEPTANCE & CONFIRMATION OF REGISTRATION ADVICE

This form must be completed, signed and dated, and should be returned as soon as possible, either by facsimile (Fax No: +0011 [            ] or to a placement agent to the Placement:

To:	Novogen Limited
[insert address]

Attn:

Dear Sirs,

PART ONE

1.	Placement of million shares in Novogen Limited at AUD$0.125 each together with options to purchase million shares (“the Placement Securities”).

We refer to the Placement Confirmation Letter from Novogen Limited (“the Company”) dated December 18, 2014 (“the Placement Letter”) regarding the placement by the Company of ordinary shares and options to purchase million shares pursuant to options.

We are pleased to confirm our irrevocable agreement to subscribe for the following on the terms and conditions set out in the Placement Letter:

Placement Securities	No.	Total Amount
Ordinary shares (at AUD$0.125 per share)	8,050,800	AUD$	1,006,350

Options (each to acquire one share), having an exercise price of AUD$0.15 and an expiry date five (5) years from date of issue			Nil (free attaching)

2.	Acknowledgement

The undersigned hereby confirms (for the benefit of the Company, its directors, officers, employees, advisors and affiliates) the various representations, warranties and agreements contained in the Placement Letter, including those set forth in paragraph 9 of the Placement Letter.

Investor Details

Investor:	Anson Investments Master Fund LP
(full name and ABN)	(Print)

Settlement Contact Name:	Anton Strgacic
(Print)

Telephone:	+1 416 447-8874	Facsimile:	+1 416 352-1880
	(include country and area codes)	Email:	notices@ansonfunds.com

Authorised Signatory

Signature:	/s/ Moez Kassam	Date:	December 18 2014

Name:	Moez Kassam	Title:	Director, M5V Advisors

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